UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2011

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Six Concourse Parkway, Suite 1500, Atlanta, GA 30328
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On June 14, 2011, HSW International, Inc. received notification from Sharecare, Inc. that Sharecare has completed the sale of approximately 39,467 shares of preferred stock to an unrelated third party at a total value of $8,750,000. Launched in 2010 and based in Atlanta, GA, Sharecare's mission is to greatly simplify the search for high-quality healthcare information and answer the world's questions of health.  Sharecare was co-founded by Discovery Communications, Dr. Mehmet Oz, Harpo Studios, HSW International, Jeff Arnold, and Sony Pictures Television.  HSW International provided the technology development services to help create a Web 3.0 platform for Sharecare featuring interactive question & answer based content.

 This transaction values HSWI’s approximately 12% of Sharecare, on a fully diluted basis, at approximately $28 million, assuming Sharecare’s common stock, which is the class of stock HSWI owns, is worth the same amount per share as its preferred stock.  As previously disclosed, HSWI holds an option to increase its ownership in Sharecare to a total of approximately 13% on a fully diluted basis, which if exercised would result in its ownership position in Sharecare being valued at approximately $31 million.  Sharecare is an early stage company subject to many risks.  Its stock is not publicly traded, and HSWI holds it subject to contractual and securities law restrictions on resale.  There can be no assurance that the valuation of Sharecare stock implied by this recent transaction is valid, will be maintained or will ever be realized by HSWI.

     Sharecare, on June 15, 2011, and HSW International, on June 16, 2011, each issued a press release announcing this information.  A copy of the press releases are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein in its entirety by reference.  These exhibits are furnished, not filed for purposes of the Securities Exchange Act of 1934, as amended.  All statements in the Sharecare release are Sharecare’s, and HSWI disclaims any liability or responsibility for that release.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1                      Press release issued by HSW International dated June 16, 2011.

99.2                      Press release issued by Sharecare dated June 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: June 16, 2011	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel